FOR IMMEDIATE RELEASE:	Contact:
Jackie Lapin/WPT: 818-707-1473 jackielapin@cs.com

Jan Sheehan/WPT: 310-475-8231 lasheehan@earthlink.net

OVER-ALLOTMENT OPTION EXERCISED IN WPTE PUBLIC OFFERING

Los Angeles, CA (September 20, 2004) – WPT Enterprises, Inc. (NASDAQ: WPTE) today announced that Feltl and Company, the managing underwriter of WPTE’s recent public offering, exercised its over-allotment option to acquire an additional 600,000 common shares.

The initial public offering price for the common shares was $8.00 per share, thus resulting in additional gross proceeds of $4,800,000 to WPTE. Taking into account the over-allotment option, the total size of the WPTE offering is 4,600,000 shares and the total gross proceeds equal $36,800,000. WPTE’s initial public offering raised $32,000,000 on sales of 4,000,000 shares.

WPTE is the media company behind the Travel Channel’s wildly popular World Poker Tour show, which airs every Wednesday night at 9 p.m. PT/ET.

ABOUT WPT ENTERPRISES, INC.

WPT Enterprises, Inc. (Nasdaq: WPTE) is a media and entertainment company engaged in the creation of branded entertainment through the development, production and marketing of televised programming based on poker and other gaming themes. To date, operations have principally revolved around the creation of the World Poker Tour brand through the production and licensing of a reality television series exhibited on the Travel Channel that is based on a circuit of previously-established high-stakes poker tournaments that has been affiliated under the “World Poker Tour” brand. WPT Enterprises, Inc. is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO).

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WPTE Over-Allotment Option

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPT’s brand licensing, the development of new television and film projects, the development of WPT corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPT. These risks and uncertainties include, but are not limited to, WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review WPT’s filings with the Securities and Exchange Commission.

Editors Note: 300 dpi downloadable images available at www.media.worldpokertour.com.